EXHIBIT 2

SECOND AMENDMENT TO

COMMON STOCK PURCHASE AGREEMENT

This Second Amendment to Common Stock Purchase Agreement (this “Second Amendment”) is dated as of November 10, 2011 (the “Effective Date”), and is entered into by and between Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Company”) and Eses Holdings (FZE), a limited liability free zone establishment formed in accordance with the laws of Sharjah, United Arab Emirates (“Purchaser” and together with the Company, the “Parties”, and each, individually, a “Party”).

BACKGROUND

A.           The Parties previously entered into (i) a Common Stock Purchase Agreement, dated as of November 10, 2010 (the “Original Agreement”), and (ii) the First Amendment to the Common Stock Purchase Agreement, dated as of June 30, 2011 (the “First Amendment”).  The Original Agreement, as amended by the First Amendment, is referred to herein as the “Agreement”.

B.           Pursuant to Section 1(a) of the First Amendment, the Parties amended the Original Agreement to provide that, among other things, Purchaser would pay the Company US $1,400,000 (the “Third Installment Payment”) on or before September 29, 2011 in respect of the first Milestone Closing relating to Milestone No. 1, and that the Company would issue to Purchaser a proportionate number of shares of common stock of the Company based on the purchase price per share set forth in the Original Agreement.

C.           The Company and Purchaser desire to further amend the Agreement as provided for in this Second Amendment.

AGREEMENT

Effective as of the Effective Date, the Agreement is hereby amended as set forth below.  Capitalized terms not defined herein will have the meanings given to them in the Agreement.

1.           Payments With Respect to the First Milestone Closing.

(a)           The Parties agree that in lieu of making the Third Installment Payment as contemplated by Section 1(a) of the First Amendment, Purchaser shall pay the Company: (i) Seven Hundred Thousand United States Dollars (US$700,000) on or before November 10, 2011, in respect of the first Milestone Closing relating to Milestone No. 1; and (ii) Seven Hundred Thousand United States Dollars (US$700,000) on or before December 15, 2011, in respect of the first Milestone Closing relating to Milestone No. 1.  The number of shares of common stock of the Company issuable to Eses by the Company in connection with each such payment shall be proportionately adjusted, based on the purchase price set forth in the Agreement.

(b)           Amendment of Agreement and Exhibit A.  The Agreement and Exhibit A thereto are hereby amended to reflect the above provisions.

2.           Milestone Outside Date.  With respect to Milestone No. 2 on Exhibit A to the Agreement, the “Milestone Outside Date” of December 31, 2011 that is set forth on Exhibit A to the Agreement is hereby amended to be March 31, 2012.

3.           No Other Changes; Agreement Effective.  Except as amended as set forth above, the Agreement and the provisions thereof shall continue and remain in full force and effect.  Each Party hereby waives and releases the other Party from any claims against the other Party, and any right to terminate the Agreement, based on actions or omissions of the other Party before the date of this Second Amendment relating to the subject matter of the Agreement or the other Party’s obligations thereunder.

4.           Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Common Stock Purchase Agreement by their duly authorized representatives as of the day and year first written above.

ADAMIS PHARMACEUTICALS CORPORATION		ESES HOLDINGS (FZE)

By:	/s/ Dennis J. Carlo	By:	/s/ Ahmed Shayan Fazlur Rahman

Name:	Dennis J. Carlo	Name:	Ahmed Shayan Fazlur Rahman

Its:	President and CEO	Its:	Owner and Manager